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                                                                    EXHIBIT 23.1


                   Consent of Independent Public Accountants


We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the POZEN Inc. Stock Option Plan and the 2000 Equity Compensation Plan of POZEN Inc. of our report dated February 4, 2000 (except for
Note 3, as to which the date is March 24, 2000 and Note 10 as to which the date is September 10, 2000) with respect to the financial statements for the year ended December 31, 1999 of POZEN Inc. included in the Registration Statement (Form S-1 No. 333-35930)and related Prospectus of POZEN Inc. dated October 10, 2000.


Raleigh, North Carolina
December 21, 2000